EXHIBIT 10.6.3

PAR PHARMACEUTICAL COMPANIES, INC.

TERMS OF RESTRICTED STOCK UNIT AWARD

This document sets forth the terms of the award of Restricted Stock Units (as defined in Section 1 below) granted by PAR PHARMACEUTICAL COMPANIES, INC. (the “Company”) pursuant to a Certificate of Restricted Stock Units (the “Certificate”) displayed at the website of Smith Barney Benefits Access® (“Smith Barney”). The Certificate, which specifies the person to whom the Restricted Stock Units have been awarded (the “Participant”), other specific details of the award, and the electronic acceptance of the Certificate at the website of Smith Barney, are incorporated herein by reference.

WHEREAS, the Board of Directors (the “Board”) of the Company has authorized and approved the Par Pharmaceutical Companies, Inc. 2004 Performance Equity Plan (the “Plan”), which has been approved by the stockholders of the Company;

WHEREAS, the Plan, in part, provides for the grant of Restricted Stock Units to certain employees of the Company and any Subsidiary of the Company;

WHEREAS, pursuant to the Plan, the Committee has approved an award to the Participant of Restricted Stock Units, designated in the Certificate, on the terms and conditions set forth in the Plan and in these Terms. Capitalized terms used but not defined in these Terms shall have the meanings set forth in the Plan.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.  Grant of Restricted Stock Units.

(a) As of the Grant Date set forth in the Certificate, the Company grants to the Participant the number of Restricted Stock Units set forth in the Certificate (the “Units”), which represent shares of the Company’s common stock (“Shares”). The Units are subject to the restrictions set forth in Section 2 of these Terms and the applicable provisions of the Plan.

(b) The Units granted under these Terms shall be reflected in a bookkeeping account maintained by the Company during the Restricted Period. If and when the restrictions set forth in Section 2 expire in accordance with the terms of these Terms, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1(c) below) not forfeited pursuant to Section 4 hereof shall be settled in cash or Shares as provided in Section 1(e) of these Terms and otherwise in accordance with the Plan.

(c) With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled for cash or Shares), the Company shall, with respect to any cash dividends paid on the Shares, accrue and credit to the Participant’s bookkeeping account a number of Units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to such Unit if it were an outstanding Share (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1(c); and (ii) vest in such amounts (rounded to the nearest whole Unit) at the same time as the Units with respect to which such Dividend Units were received. Any dividends or distributions on Shares paid other than in cash shall accrue in the Participant’s bookkeeping account and shall vest at the same time as the Units in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Share).

(d) The Company’s obligations under these Terms (with respect to both the Units and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Participant under these Terms shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any Company policy and any applicable federal or state securities law.

(e) Except as otherwise provided in these Terms, settlement of the Units in accordance with the provisions of this Section 1(e) shall be delivered as soon as practicable after the end of the Restricted Period, and upon the satisfaction of all other applicable conditions as to the Units (including the payment by the Participant of all applicable withholding taxes). The Units so payable to the Participant shall be paid solely in Shares, solely in cash based on the Fair Market Value of the Shares (determined as of the first business day next following the last day of the Restricted Period), or in a combination of the two, as determined by the Committee in its sole discretion.

2.  Restrictions.

(a) The Participant shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests pursuant to the schedule set forth in Section 3(a) and resulting Shares are issued to the Participant:

(b)   None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such Units are deemed vested in accordance with the schedule in Section 3(a) and are not otherwise forfeited pursuant to Section 4, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in these Terms shall be void and of no effect.

3.      Restricted Period and Vesting.

(a) Such portion of the Units shall be deemed vested and no longer subject to forfeiture under Section 4 hereof or the restrictions set forth in Section 2 hereof in accordance with the following schedule:

Vesting Date	Vested Percentage

1st Anniversary of the Date of Grant	25%
2nd Anniversary of the Date of Grant	50%
3rd Anniversary of the Date of Grant	75%
4th Anniversary of the Date of Grant	100%

(b) Notwithstanding the foregoing vesting schedule, the Restricted Stock Unit Award will be deemed fully vested and no longer subject to forfeiture in the event of a Change of Control of the Company (as defined in and subject to the provisions of the Plan).

4.  Forfeiture.

(a) Subject to Section 6 hereof, if prior to the date such Units are deemed vested in accordance with the schedule in Section 3, (i) the Participant incurs a termination of employment or service with the Company, (ii) there occurs a material breach of the Certificate or these Terms and Conditions by the Participant, or (iii) the Participant fails to meet the tax withholding obligations described in Section 5(b) hereof, all rights of the Participant to the Units that have not vested in accordance with Section 3 as of the date of such event shall terminate immediately and be forfeited in their entirety.

(b) In the event that the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries, is terminated due to the Participant’s death or disability, all rights of the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) to the Unites that have not vested shall immediately vest and no longer be subject to forfeiture.

5.  Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Units.

(b) The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan.

(c) Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of Shares and cash.

6.  Committee’s Discretion. Notwithstanding any provision of these Terms to the contrary, the Committee shall have discretion to waive any forfeiture of the Units as set forth in Section 4 hereof, the Restricted Period and any other conditions set forth in these Terms.

7.  Defined Terms. Capitalized terms used but not defined in these Terms shall have the meanings set forth in the Plan, unless such term is defined in the Participant’s Employment Agreement. Any terms used in these Terms, but defined in the Participant’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Certificate and these Terms without regard to the continued effectiveness of the Employment Agreement.

8.  Nonassignability. The Units may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Units, as set forth in these Terms, have lapsed or been removed.

9.  Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Certificate, these Terms and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock award.

10.  Regulatory Restrictions on the Units. Notwithstanding any other provision of the Plan, the obligation of the Company to issue Shares in connection with this Award under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to these Terms prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

11.  Miscellaneous.

11.1
Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth below, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

If to Company:	Par Pharmaceutical Companies, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677

If to Optionee:	Address of Optionee on file with the Company.

11.2	Waiver. The waiver by any party hereto of a breach of any provision of the Certificate or these Terms shall not operate or be construed as a waiver of any other or subsequent breach.

11.3	Entire Agreement. These Terms, the Certificate and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

11.4
Binding Effect; Successors. These Terms shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

11.5	Governing Law. The Certificate and these Terms shall be governed by and construed in accordance with the laws of the State of Delaware.

11.6
Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms.

11.7
Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms in their entirety. In the event of any conflict between the provisions of these Terms and the Certificate or the Plan, the provisions of the Certificate or the Plan, as the case may be, shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

11.8
No Right to Continued Employment. Nothing in the Certificate or these Terms shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

11.9
Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Certificate and these Terms and the Plan.

IN WITNESS WHEREOF, the parties have duly executed these Terms, as of the day and year first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

Thomas J. Haughey
Executive Vice President and General Counsel

PARTICIPANT

(Acceptance designated electronically at the
website of Smith Barney)